Exhibit 99.1

PEC Solutions Reports Third Quarter Fully Diluted EPS of 15 Cents

FAIRFAX, Va. (October 21, 2003) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported third quarter 2003 diluted earnings per share of 15 cents (on 30.0 million shares) for the quarter, compared to 25 cents (on 29.6 million shares) in the comparable quarter a year ago.

Net income was $4.4 million in the third quarter of 2003, compared to $7.4 million in the third quarter 2002.  PEC also reported third quarter 2003 revenue of $43.3 million, compared to $52.8 million for the same period in 2002.

The company noted that in the year ago quarter it was engaged in a highly concentrated effort relating to the hiring of airport security personnel.  The year-over-year comparison in part reflects that activity.

Stuart Lloyd, PEC’s Chief Financial Officer, commented, “We continue to have strong operating and net income margins.  As a result, we achieved the high-end of our earnings guidance range for the quarter.  We also saw a pick-up in contract activity at the end of the quarter.   Revenue is expected to be between $45 and $49 million for the fourth quarter 2003, with diluted EPS for the quarter expected to be between 15 and 16 cents.  Our guidance for the full year 2004 for revenue is between $205 and $215 million.  EPS is expected to be between 67 and 73 cents.”

Paul Rice, Chief Operating Officer, commented, “The company experienced increased contracting activity over the past several months as the Government’s Fiscal Year 2003 closed. Based on the number of near-term opportunities the company is pursuing, and the timely anticipated enactment of key components of the FY2004 Federal appropriations, we expect this accelerated rate of funding actions and new contract awards to continue as the FY2004 Federal budget is engaged and committed.”

Rice noted several key recent contract announcements.

•                  The company recently announced that the Department of Homeland Security’s Bureau of Customs and Border Protection (CBP) awarded the company a task order to help develop and maintain CBP’s Numerically Integrated Information System (NIIS), valued at $6.9 million over 32 months. The NIIS program allows agents and analysts to easily manipulate, compare, and analyze large volumes of data indicative of criminal activity, including illicit actions in support of terrorism, money laundering, tax evasion, weapons proliferation, fraud, and drug smuggling.

•                  The company received a contract from the Army Office of The Surgeon General (OTSG),  valued at $9.8 million over 4 years, to assist the OTSG implement information management tools and technology to support administrative, policy, and military healthcare medical information processing for approximately 400 Army, civilian, and contractor staff at numerous locations, including the Walter Reed Army Medical Center, the Pentagon, and Ft. Belvoir.

•                  The company was awarded a 3-year, $12 million contract to provide support to the Navy Office of General Counsel (OGC). PEC will assist the Navy and its Iran Litigation

Program by providing research support and documentary evidence for Department of State responses to Iranian claims. PEC will provide numerous support services including: management; research, collection and analysis of claims documentation; reconciliation; and enhancement and maintenance of the Navy’s Iran Reconciliation Information System.

•                  PEC announced that the company had received two task order awards under an existing blanket purchase agreement with the Department of Homeland Security’s Bureau of Citizenship and Immigration Services, valued at $4.6 million over one year. PEC will provide a host of management, acquisition, technical, quality assurance, and other support services to sustain a complex and diverse set of initiatives within the Customer Service Division, a major component of the Bureau of Citizenship and Immigration Services (BCIS).

•                  The company announced that the Drug Enforcement Administration (DEA) had awarded the company two contracts under its Concorde Program, an initiative to improve the effectiveness of executive functions of the DEA through a common, integrated system. Under the first contract, PEC will provide business process reengineering services including requirements analysis, business modeling, and engineering of an enterprise-wide architecture. PEC was also awarded a contract to provide design, development, and documentation support services for the Concorde Program. Under this contract, PEC will provide engineering, design, development and implementation support to components of the DEA Concorde Program.

Rice also noted a number of recently completed contract actions across a wide-range of Federal clients. According to Rice, the combined value of the indicated awards amounts to roughly $19 million.

•                  The company was awarded several tasks under the Drug Enforcement Administration’s Concorde Program, to develop a Web-based application to support the work of the DEA’s Office of Inspections, and to provide enhancements to the Statistical Management and Reporting Tools System, a data warehouse and reporting system used for tracking key statistical data by DEA headquarters and field division offices.  PEC will also engineer case management system enhancements that will allow DEA personnel to better document investigations using Web-based interfaces. PEC will provide tools that allow electronic sharing of digital fingerprints and “mug-shots,” as well as the ability to introduce multimedia content, such surveillance video and audio files. In addition, PEC will continue development and deployment of the Plan Enforcement Tracking System, used by DEA agents to plan and permit real-time monitoring of operations.

•                  PEC was awarded a task order to prepare an analysis of alternatives to recommend a selected Federal Civilian Human Resource Information System for the Department of Homeland Security (DHS).  In addition, PEC will assist in preparing a business case analysis for submission to the Office of Management and Budget and will assist in the development of a project plan to sequence all the components of DHS into the selected systems.

•                  PEC was awarded a contract by the Bureau for Management/Office of Information Resources Management (M/IRM) for the U.S. Agency for International Development.

PEC will perform a wide range of activities including information technology acquisition and budget support, management support, business case analysis, performance-based project metrics, and training.

•                  The Social Security Administration (SSA) awarded the company a contract to assist in the development of an agency-wide knowledge based authentication implementation employing the Federal E-authentication Gateway. Knowledge based authentication technology provides a secure, convenient, and cost effective method for managing user identities and validating citizen identities as they access e-Government online services. PEC will conduct a market survey to evaluate knowledge based authentication service providers, and will work in cooperation with the General Services Administration (GSA) to develop a Pilot implementation using the Federal E-authentication Gateway.

•                  PEC will provide continued development and implementation support for the Department of Homeland Security’s Bureau of Immigration and Customs Enforcement. The company will support a number of legacy software applications and will provide enhancements of the software system and databases.

•                  The Nuclear Regulatory Commission (NRC) awarded PEC two optional tasks to develop and deliver the production capabilities for the Digital Data Management System (DDMS).  The system will support proceedings related to the Department of Energy’s application for construction authorization for a High Level Waste repository at Yucca Mountain, Nevada.  Under the new tasks, PEC will design and install state-of-the-art electronic courtroom capabilities in the NRC’s facility. PEC will also implement enhancements to the proof-of-concept implementation developed under previous tasking. The full DDMS provides synchronized video and transcript features, and a highly integrated environment for introducing, accessing, and reviewing trial materials in support of the largest NRC proceeding ever undertaken.

•                  PEC was awarded an order from Customs and Border Protection (CBP), Office of Asset Management, to provide program management and oversight support services to the Asset Management Facilities Program.  PEC will provide design, construction, and on-going facilities management support services.

•                  The Administrative Office of the U.S. Courts exercised options to task PEC to continue development of the Defender Services Management Information System (DSMIS), which supports the Defender Services Division in its preparation and tracking of budgets and appropriation requests to Congress.  PEC will develop the underlying system and functionality for budget preparation and execution, and appropriation creation.

•                  In other newly awarded activities for the U.S. Courts, the company will develop instructional materials for the Office of Probation and Pretrial Services and a Firearms Training Manual that will be used to educate officers on the use of a new semi-automatic handgun.  The company will also develop a website research project where training information will be collected and analyzed for the AO from various court websites. PEC was also awarded a contract to develop a total cost of ownership (TCO) model for the Judiciary’s information technology infrastructure.  Additionally, PEC was awarded tasking to perform an Analysis of Alternatives and functional requirements verification for a new Bankruptcy Administrators’ Case Management System.

•                  The U.S. Department of Agriculture (USDA) awarded PEC an order for the design and development of Microsoft Windows .NET versions of the Survey Net and Recipe Processing System applications currently used by the Agricultural Research Service for processing human food consumption data. PEC was also awarded a contract to implement a variety of enhancements to the USDA Livestock Mandatory Price Reporting System (MPR), a system to provide real-time livestock market pricing data to producers. Activities under this tasking include the development of a data mart that provides public access to livestock prices through a Web-based interface with the ability to search and download report data.

•                  The Navy’s Program Executive Officer (PEO) Ships awarded PEC a contract to provide business and financial management, accounting, program planning, acquisition and logistics management.  The PEO Ships’ mission also includes fleet maintenance, modernization and readiness for surface combatants, crew training, combat system and weapon system maintenance, and all related logistical issues.

•                  PEC was a member of the winning Anteon Inc. team to provide support to the Comptroller Directorate of the Naval Surface Warfare Center.  As a member of the Anteon team, PEC will provide problem disbursement reconciliation, contract closeout, and other accounting support assisting in the maximization of program funding.

About PEC

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at www.pec.com.  For more information, contact John McNeilly, PEC Solutions Manager of Media and Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. PEC Solutions assumes no obligation to update the information contained in this press release. PEC Solutions’ future results, including the company’s fourth quarter 2003 and full year 2004 guidance, may be affected by its ability to continue to implement its eGovernment solutions, its dependence on the Federal government and other Federal government contractors as its major customers, timely passage of components of the Federal budget, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and specific risks, please refer to PEC’s recent SEC filings, including the company’s 10-K/A filing on April 17,2003.

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PEC SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	AS OF SEPTEMBER 30, 2003	AS OF DEC. 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,818	$21,176
Short-term investments	40,958	35,551
Accounts receivable, net	49,511	52,974
Other current assets	2,547	3,452
Total current assets	115,834	113,153

Property and equipment, net	27,108	27,967
Investments	38,562	26,790
Goodwill	16,932	16,932
Intangibles, net	3,062	3,700
Other assets	4,478	3,749
Total assets	$205,976	$192,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$7,627	$8,415
Advance payments on contracts	471	1,070
Retirement plan contribution payable	1,581	—
Accrued payroll	3,356	6,836
Accrued vacation	3,021	2,562
Other current liabilities	1,211	935
Total current liabilities	17,267	19,818

Long-term liabilities:
Supplemental retirement program liability	1,455	966
Deferred rent payable	1,680	1,341
Long-term lease obligation	22,995	22,822
Total long-term liabilities	26,129	25,129
Total liabilities	43,396	44,947

Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,164,883 and 26,792,565 shares issued and outstanding, respectively	272	268
Additional paid-in capital	93,981	91,071
Retained earnings	68,471	56,046
Accumulated other comprehensive loss	(144)	(41)
Total stockholders’ equity	162,580	147,344
Total liabilities and stockholders’ equity	$205,976	$192,291

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002
	(Unaudited)
Revenues	$43,295	$52,844	$131,025	$133,836
Operating costs and expenses:
Direct costs	25,821	30,359	78,503	78,789
General and administrative expenses	8,758	9,164	26,992	24,685
Sales and marketing expenses	1,250	1,205	4,331	4,246
Amortization of intangibles	213	175	638	556
Total operating costs and expenses	36,042	40,903	110,464	108,276
Operating income	7,253	11,941	20,561	25,560
Investment and other income	604	205	1,781	1,179
Interest expense	(664)	(1)	(1,986)	(7)
Income before income taxes	7,193	12,145	20,356	26,732
Provision for income taxes	2,751	4,473	7,786	10,439
Net income	$4,442	$7,402	$12,570	$16,293
Earnings per share:
Basic	$0.16	$0.28	$0.46	$0.62
Diluted	$0.15	$0.25	$0.42	$0.56
Weighted average shares used in computing earnings per share:
Basic	27,151	26,463	27,045	26,298
Diluted	29,978	29,566	29,811	29,176

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	NINE MONTHS ENDING
	SEPTEMBER 30, 2003	SEPTEMBER 30, 2002
	(Unaudited)
Cash flows from operating activities:
Net income	$12,570	$16,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,096	1,094
Amortization of intangibles	638	556
Amortization of bond premium and discounts, net	164
Write-off of capitalized software	—	289
Deferred rent	340	294
Bad debt expense	15	—
Deferred income taxes	(540)	(339)
(Gain) loss from investment in building	(708)	69
Non-cash charge related to building	172	—
Other	(3)	—
Changes in operating assets and liabilities:
Accounts receivable, net	3,448	(14,116)
Other current assets	1,293	1,690
Other assets	(332)	258
Accounts payable and accrued expenses	(789)	8,311
Advance payments on contracts	(599)	773
Retirement plan contribution payable	1,581	1,801
Accrued payroll	(3,481)	(3,356)
Accrued vacation	460	664
Other current liabilities	277	(1,828)
Supplemental retirement program liability	487	(35)
Net cash provided by operating activities	17,089	12,418
Cash flows from investing activities:
Purchases of property and equipment	(990)	(1,009)
Purchases of short-term investments	(47,115))
Proceeds from sale of short-term investments	41,446
Purchase of assets	—	(5,890)
Capitalized software	(493)	(215)
Purchases of long-term investments	(16,834))
Proceeds from sale of long-term investments	5,130
Distributions from building investment	640	—
Net cash used by investing activities	(18,216)	(22,257)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,769	3,714
Payments on capital lease obligations	—	(50)
Net cash provided by financing activities	2,769	3,664
Net increase in cash	1,642	(6,175)
Cash and cash equivalents at beginning of period	21,176	30,436
Cash and cash equivalents at end of period	$22,818	$24,261
Income taxes paid	$5,934	$8,819
Interest paid	$1,765	$7
Non-cash transactions:
Common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$204	$195